Exhibit 99.1

F&M Bank Corp. Announces Initial Closing of Preferred Stock Offering

TIMBERVILLE, VA—December 4, 2014—F & M Bank Corp. (OTCQB: FMBM) (the “Company”), parent company of Farmers & Merchants Bank (the “Bank”), announced today that it has completed the sale of $6.4 million of its 5.10% Noncumulative Mandatorily Convertible Preferred Stock, Series A, in a public offering.  The Company expects to conduct an additional closing with respect to an additional $3.6 million of its preferred stock, following the completion of regulatory review.  FIG Partners, L.L.C. and Compass Point Research & Trading, LLC served as sales agents in the public offering.

In the offering, the Company issued 254,700 shares of preferred stock on December 3, 2014 at a price of $25.00 per share.  The Company received $3.8 million in gross cash proceeds and $2.6 million in aggregate principal face amount of subordinated debt of the Bank, which the Company agreed to accept in lieu of cash consideration.  Net proceeds, after deducting sales agents’ fees and commissions and other estimated offering expenses, are expected to be approximately $6.2 million.  Upon receipt of regulatory clearance, the Company expects to issue an additional 145,300 shares of preferred stock for additional net proceeds of $3.5 million.  The parties expect this additional closing to occur prior to year-end.

The Series A Preferred Stock has a 5.10% noncumulative dividend, and each share may be converted at the option of the holder into 1.111 shares of common stock, which equates to a $22.50 per share conversion price, subject to certain adjustments.  The Company intends to use the net proceeds from the offering for the redemption or repurchase of outstanding subordinated debt of the Bank.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus may be obtained by contacting Greg Gersack at  FIG Partners, L.L.C. at (312) 583-9046 or Sloan Deerin at Compass Point Research & Trading, LLC at (202) 540-7319.

About F&M Bank Corp: F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

Caution about forward-looking statements: This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com